Exhibit 99.1

Molson Coors Reports 2020 Third Quarter Results and Provides Revitalization Plan Update

Company Reports Strong Third Quarter Performance and Meaningful Progress on the Revitalization Plan Despite Challenges from Coronavirus

Net Sales Revenue Decreased 3.1% Reported and 3.6% in Constant Currency

U.S. GAAP Net Income of $343 Million ($1.58 Per Share) and

Non-GAAP EPS of $1.62 increased 9.5%

Underlying EBITDA of $713 Million Increased 0.5% in Constant Currency

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--October 29, 2020--Molson Coors Beverage Company (NYSE: TAP; TSX: TPX) today reported results for the 2020 third quarter. Molson Coors president and chief executive officer Gavin Hattersley said:

"We are very pleased with our performance in the third quarter, as we beat top and bottom-line expectations and made tangible progress on our revitalization plan. We had bold plans for our business at the beginning of 2020: to build on the strength of our iconic core brands, aggressively grow our above premium portfolio, expand beyond the beer aisle, invest in our capabilities and support our people and our communities."

Gavin continued, "The challenges throughout the year presented a lot of new obstacles, for us and every other business around the world. But we met each challenge head on and we never lost sight of our goals or the path we set out on early in the year. Now we are showing what's possible when we execute that plan and it’s our strategy that will allow us to reach further as we drive toward top-line growth."

Revitalization Plan Update

In October 2019, Molson Coors Beverage Company (“Molson Coors” or the “Company”) laid out a revitalization plan aimed at streamlining the organization and reinvesting resources into its brands and capabilities. The plan was designed to accomplish three goals: 1) build on the strength of its iconic core brands, 2) aggressively grow its above premium portfolio and 3) plant the seeds for future growth outside the beer aisle. To make its plan possible, the Company said it would invest in its capabilities – from supply chain to data to sales platforms – and invest in its people and communities.

Exactly one year later, the Company is reporting tangible progress against the plan – even in spite of the challenges posed by the global coronavirus pandemic. The following highlights are examples of the progress the Company is making as it implements the previously announced revitalization plan and its goal of driving top-line growth:

As the Company builds on the strength of its iconic core brands:

  Coors Light and Miller Lite grew 6.0% and 9.5%, respectively, in the U.S. off-premise so far this year.
  The combined U.S. segment share for Coors Light and Miller Lite has now grown for 24 consecutive quarters – six straight years, per Nielsen. The Company aims to move beyond these segment share gains to stabilize its biggest brands in the total beer category.
  Our national champion brands in Europe saw significant volume trend improvement compared to the second quarter due to the phased re-opening, with restrictions, of the on-premise.

As the Company aggressively grows its above premium portfolio:

  Above premium products hit a record high portion of the Company’s U.S. portfolio in the third quarter, the highest it has been since the formation of the MillerCoors joint venture in 2008.
  Blue Moon LightSky has become the top selling new beer in the U.S. in 2020, per Nielsen.
  Blue Moon, the largest craft brand family in the U.S., has seen the largest growth in the off-premise among all craft brand families in 2020, per Nielsen.
  The Company announced the creation of a new joint venture with Yuengling to bring its iconic beers westward in the U.S. for the first time.
  Duvel was added to the Company’s Canadian portfolio under a new distribution agreement.
  The Company acquired Atwater Brewing, filling a geographic gap in its U.S. craft portfolio.
  Vizzy Hard Seltzer has risen to #8 on the Nielsen top-10 growth brands chart in 2020.
  The Company launched Coors Seltzer at the end of August and sold over 500,000 cases in the first month. The Company believes it can become the #1 beer brand in the segment.
  The Company entered into an exclusive agreement with The Coca-Cola Company to manufacture, market and distribute Topo Chico Hard Seltzer in the U.S., which we expect to launch in the first half of 2021.
  The Company believes it can capture a double-digit share of the U.S. seltzer market by the end of next year – backed by arguably the most complete seltzer portfolio in the business comprised of highly differentiated products.
  In the Europe business and outside of its primary market, the Staropramen brand grew brand volumes by approximately 9% in the third quarter of 2020 versus 2019.
  The export and license team grew brand volumes by approximately 3% in the third quarter of 2020 versus 2019, thereby expanding the footprint and size of our premium-positioned brands across the Europe business.

As the Company expands beyond the beer aisle:

  Truss, the Company’s Canadian cannabis joint venture, has quickly become a market share leader of ready-to-drink cannabis beverages in Canada – we estimate a market share of over 50% in key markets, such as Quebec.
  The Company launched a new line of non-alcohol products created by beverage incubator LA Libations LLC.
  The Company took a minority stake in Zen Beverages LLC and its brand ZenWTR, by noted beverage innovator Lance Collins.
  The Company launched Vyne Botanicals hop water in Canada.
  The Company signed a distribution deal for La Colombe’s line up of ready-to-drink coffees in off-premise outlets, starting with drug and convenience store channels.

As the Company invests in its capabilities:

  The Company is expanding its hard seltzer production capacity by over 400%, which is expected to be completed by the end of 2020.
  The Company is expanding production capacity for Blue Moon LightSky by approximately 400% to support its continued growth.
  The Company has commissioned a new sleek can production line, capable of producing 750 million cans per year, at the Rocky Mountain Metal Company – the Company’s joint venture with Ball Corporation.
  It has started a major modernization project at the Coors Brewery in Golden, Colorado.
  During the coronavirus pandemic, the Company has boosted online sales in the U.S. by approximately 200% through the three-tier structure, while also developing new e-commerce and direct to consumer channels for our business in Canada.

As the Company supports its people and communities:

  The Company has delivered progress against its stated goal of increasing representation of people of color by 25% across the U.S., among salaried employees and also in leadership positions by the end of 2023.
  The Company provided new support to 25 national and local organizations working to address issues of equality, empowerment, racial justice and community building.
  The U.S. craft beer division, Tenth & Blake, launched a new scholarship program supporting people of color and LGBTQ+ students seeking degrees in brewing or fermentation sciences.
  Through the brewery modernization project in Golden, Colorado, the Company intends to significantly reduce CO2 emissions from the brewery, reduce energy usage by 15% and reduce water usage by 100 million gallons per year.

Consolidated Performance - Third Quarter 2020
	Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2020	September 30, 2019	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$2,753.5	$2,841.6	(3.1)%	$14.6	(3.6)%
U.S. GAAP Net income (loss)(1)	$342.8	$(402.8)	N/M
Per diluted share	$1.58	$(1.86)	N/M
Underlying Net income (loss)(2)	$350.8	$321.2	9.2%
Per diluted share	$1.62	$1.48	9.5%
Underlying EBITDA(2)	$712.5	$702.6	1.4%	$6.1	0.5%
	Nine Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2020	September 30, 2019	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$7,359.7	$8,093.2	(9.1)%	$(18.4)	(8.8)%
U.S. GAAP Net income (loss)(1)	$420.8	$78.0	N/M
Per diluted share	$1.94	$0.36	N/M
Underlying Net income (loss)(2)	$765.1	$763.5	0.2%
Per diluted share	$3.53	$3.52	0.3%
Underlying EBITDA(2)	$1,757.0	$1,800.9	(2.4)%	$3.9	(2.7)%

N/M = Not meaningful

(1)	Net income (loss) attributable to MCBC.
(2)	Represents net income (loss) and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
Net Sales Drivers
	Three Months Ended September 30, 2020
	Reported
Percent change	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(5.0)%	1.4%	0.5%	(3.1)%	2.1%	(5.2)%
North America	(4.0)%	3.2%	(0.2)%	(1.0)%	3.6%	(5.2)%
Europe	(7.7)%	(7.6)%	3.1%	(12.2)%	(5.9)%	(5.4)%
	Nine Months Ended September 30, 2020
	Reported
Percent change	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(8.7)%	(0.1)%	(0.3)%	(9.1)%	0.4%	(6.6)%
North America	(6.7)%	1.4%	(0.2)%	(5.5)%	1.2%	(4.6)%
Europe	(14.5)%	(10.3)%	(0.1)%	(24.9)%	(8.0)%	(12.0)%
(1)

Our net sales per hectoliter performance discussions are reflected on a brand volume ("BV") basis, reflecting owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

Quarterly Highlights (versus Third Quarter 2019 Results)

  Revenue: Net sales decreased 3.1% on a reported basis, and 3.6% in constant currency driven by financial volume declines related to continued on-premise restrictions from the coronavirus pandemic, as well as unfavorable channel mix across all major markets, partially offset by higher net pricing in the U.S. and Canada as well as positive brand and package mix in the U.S. While the health of our core brands remains strong, the on-premise restrictions and North America packaging material constraints contributed to lower brand and financial volumes, particularly in the economy and premium segments. North America shipment timing was positive in the third quarter, but remained negatively impacted by packaging material constraints.
  Cost of goods sold (COGS) per hectoliter: decreased 3.1% on a reported basis primarily driven by changes to our unrealized mark-to-market commodity positions and delivery of cost savings, partially offset by cost inflation and volume deleverage. Underlying COGS per hectoliter: increased 1.5% in constant currency primarily driven by cost inflation and volume deleverage, partially offset by cost savings.
  Marketing, general & administrative (MG&A): decreased 8.1% on a reported basis. Underlying MG&A: decreased 7.6% in constant currency as a result of adjusting marketing spend related to areas impacted by the coronavirus pandemic, particularly sports and live entertainment events, cost savings related to the revitalization plan and targeted cost mitigation actions. These reductions are partially offset by cycling lower incentive compensation in the prior year and higher current year media investment in North America.
  U.S. GAAP pretax income: income of $450.4 million compared to a loss of $308.6 million in the prior year was driven by lower special charges of approximately $644 million primarily due to cycling a $668.3 million goodwill impairment charge recognized in our North America segment in the third quarter of 2019, partially offset by higher current year asset impairment losses in Europe, an approximate $90 million year-over-year variance resulting from favorable unrealized mark-to-market changes on our commodity positions and HEXO warrants as well as lower MG&A costs, as described above, and positive pricing in the U.S. and Canada, partially offset by lower financial volume.
  Underlying EBITDA: increased 0.5% in constant currency, driven by lower MG&A costs, as described above, and positive pricing in the U.S. and Canada, partially offset by lower financial volume.
  U.S. GAAP cash from operations: net cash provided by operating activities was $1,493.2 million for the nine months ended September 30, 2020 compared to $1,288.2 million in the prior year. This increase was primarily driven by favorable timing of working capital. Notably, working capital has benefited from the deferral of over $200 million in tax payments from various government-sponsored payment deferral programs initiated in response to the coronavirus pandemic, of which we currently anticipate approximately half to be paid in the fourth quarter of 2020 with the remaining amounts to be paid beyond this fiscal year as they become due.
  Underlying free cash flow: cash received of $1,160.3 million for the nine months ended September 30, 2020, which represents an increase in cash received of $275.5 million from the prior year, primarily due to favorable timing of working capital, as discussed above.
  Debt: Total debt at the end of the third quarter 2020 was $8.4 billion, and cash and cash equivalents totaled $731.3 million, resulting in net debt of $7.6 billion. This represents a reduction in net debt of $874.0 million since December 31, 2019.

Quarterly Segment Highlights (versus Third Quarter 2019 Results)

North America Business

  Revenue: Net sales on a reported basis, decreased 1.0% and 0.8% in constant currency due to financial volume declines of 4.0%, reflecting lower brand volume, partially offset by favorable year-over-year shipment timing in the U.S. reducing a year-to-date under-shipment position attributed to aluminum can supply constraints. North America brand volumes decreased 5.2% due to on-premise outlet restrictions as well as packaging material constraints contributing to declines in the economy and premium segments. In the U.S., brand volumes decreased 5.3% compared to domestic shipment declines of 3.9%. We currently expect U.S. domestic shipment trends to be higher than brand volume trends in the fourth quarter as we build distributor inventories for the balance of the year. Canada and Latin America brand volumes declined 4.2% and 4.6%, respectively, in the quarter.

  Net sales per hectoliter on a brand volume basis increased 3.6% driven by favorable brand and package mix in the U.S. as well as net pricing increases in the U.S. and Canada, partially offset by negative brand and channel mix in Canada attributed to the shift of volume from on-premise to off-premise. In the U.S., net sales per hectoliter on a brand volume basis increased 4.6% driven by positive mix aided by strong performance of new brands Vizzy, Blue Moon LightSky and Coors Seltzer and net pricing increases. In Canada, negative mix more than offset the net pricing increases, while Latin America net sales per hectoliter on a brand volume basis was largely consistent with prior year.
  U.S. GAAP pretax income: income of $400.8 million compared to a loss of $287.4 million in the prior year driven by lower special charges, net pricing increases in the U.S. and Canada, favorable brand and package mix in the U.S., lower MG&A expense and cost savings in cost of goods sold, partially offset by lower financial volume and cost of goods sold inflation. The lower MG&A expense was driven by lower marketing spend in areas impacted by the coronavirus pandemic, such as sports and live entertainment events, and other cost mitigating actions, as well as cost savings related to the revitalization plan, partially offset by cycling lower incentive compensation in the prior year and higher current year media investment.
  Underlying EBITDA: increased 2.5% in constant currency due to the same factors as U.S. GAAP pretax income results with the exception of the lower special charges.

Europe Business

  Revenue: Net sales on a reported basis, decreased 12.2% and 15.3% in constant currency due to lower volumes and lower net sales per hectoliter as a result of the impacts of the coronavirus pandemic. Net sales per hectoliter on a brand volume basis declined 5.9% driven by unfavorable channel, brand and geographic mix, particularly from our higher margin U.K. business, which has a more significant exposure to the on-premise channel which re-opened with restrictions in the third quarter of 2020. Financial volume decreased 7.7% and brand volumes decreased 5.4%.
  U.S. GAAP pretax income: decreased 22.7% primarily due to lower gross profit as a result of the impacts of the coronavirus pandemic and higher special charges, partially offset by lower MG&A expense driven by cost mitigation actions.
  Underlying EBITDA: decreased 8.0% in constant currency driven by gross profit impacts of volume declines and unfavorable geographic and channel mix, partially offset by lower MG&A expense as a result of cost mitigation actions to navigate the coronavirus pandemic.

Segment Recast

Effective January 1, 2020, we changed our management structure from a corporate center and four segments to two segments - North America and Europe. We also have certain activity that is not allocated to our segments, which has been reflected as "Unallocated". Specifically, "Unallocated" activity primarily includes financing related costs such as interest expense and income, foreign exchange gains and losses on intercompany balances related to financing and other treasury-related activities, and the unrealized changes in fair value on our commodity swaps not designated in hedging relationships recorded within cost of goods sold, which are later reclassified when realized to the segment in which the underlying exposure resides. Additionally, only the service cost component of net periodic pension and OPEB cost is reported within each operating segment, and all other components remain unallocated. Prior period results have been recast to retrospectively reflect these changes in segment reporting, with no impact to our consolidated prior period results. Please see 2019 segment recasts by quarter on the Investor Relations section of our website.

Other Results
Effective Income Tax Rates
	Three Months Ended
	September 30, 2020	September 30, 2019
U.S. GAAP effective tax rate	23%	(29)%
Underlying effective tax rate	20%	24%

  The change in our U.S. GAAP effective tax rate was primarily driven by a $668.3 million impairment charge to nondeductible goodwill within our North America segment recognized in the third quarter of 2019.
  The decrease in our Underlying effective tax rate was primarily due to lower net discrete tax expenses recognized in the third quarter of 2020 versus the third quarter of 2019.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the third quarter of 2020, we recognized a net special charge of $59.7 million, primarily driven by an impairment loss of $30.0 million related to the held for sale classification of a portion of our India business, representing an insignificant part of our Europe segment, accelerated depreciation related to the two previously announced brewery closures in North America and restructuring charges related to the revitalization plan.
  Additionally during the third quarter of 2020, we recorded other non-core net benefits of $68.5 million primarily driven by changes in our unrealized mark-to-market positions on commodity hedges.

2020 Outlook

On March 27, 2020, we withdrew, in its entirety, our financial outlook for 2020 and beyond that we previously provided on February 12, 2020. We currently remain unable to provide an updated detailed financial outlook given the ongoing coronavirus pandemic. However, note the following related to the deferral of certain tax payments, as well as new U.S. federal income tax regulations.

As discussed above, the working capital within our U.S. GAAP cash from operations and underlying free cash flow for the nine months ended September 30, 2020, benefited from the deferral of over $200 million in tax payments from various government-sponsored payment deferral programs initiated in response to the coronavirus pandemic, of which we currently anticipate approximately half to be paid in the fourth quarter of 2020 with the remaining amounts to be paid beyond this fiscal year.

In the second quarter of 2020, the U.S. Department of Treasury enacted final hybrid regulations which impact tax positions we took in 2018 and 2019 and have resulted in additional income tax expense of approximately $135 million recognized during the second quarter of 2020. The impact of the finalized regulations could result in cash tax outflows up to this amount in 2021. We continue to analyze the potential cash impacts of the final regulations to minimize any cash outflows.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s third quarter ended September 30, 2020, compared to the third quarter ended September 30, 2019. Some numbers may not sum due to rounding.

2020 Third Quarter Conference Call

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2020 third quarter results. The live webcast will be accessible via our website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on February 10, 2021. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

For over two centuries Molson Coors has been brewing beverages that unite people for all of life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Leinenkugel’s Summer Shandy, Creemore Springs and more, Molson Coors produces some of the most beloved and iconic beer brands ever made. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: North America, operating in the U.S., Canada and various countries in Latin and South America; and Europe, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. Quarterly and year-to-date 2019 segment financial information has been recast to reflect the segment changes as part of the revitalization plan. Please see 2019 segment recast by quarter on the Investor Relations section of our website. The company’s commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment is reflected in Our Imprint and our 2025 sustainability targets. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "aims," “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated results, cost savings and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "Revitalization Plan Update" and "2020 Outlook," expectations regarding the impacts of the coronavirus pandemic on our business, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan announced in 2019 and the estimated range of related charges and timing of cash charges, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Statements of Operations - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Financial volume in hectoliters	23.789	25.044	64.803	70.956
Sales	$3,378.4	$3,498.0	$8,946.0	$9,918.1
Excise taxes	(624.9)	(656.4)	(1,586.3)	(1,824.9)
Net sales	2,753.5	2,841.6	7,359.7	8,093.2
Cost of goods sold	(1,551.0)	(1,685.4)	(4,486.6)	(4,858.2)
Gross profit	1,202.5	1,156.2	2,873.1	3,235.0
Marketing, general and administrative expenses	(634.5)	(690.2)	(1,788.7)	(2,115.1)
Special items, net	(59.7)	(703.3)	(210.6)	(666.4)
Operating income (loss)	508.3	(237.3)	873.8	453.5
Interest income (expense), net	(67.9)	(65.6)	(206.5)	(204.5)
Other pension and postretirement benefits (costs), net	7.6	8.0	22.7	25.0
Other income (expense), net	2.4	(13.7)	3.4	(0.7)
Income (loss) before income taxes	450.4	(308.6)	693.4	273.3
Income tax benefit (expense)	(104.0)	(90.7)	(265.2)	(193.3)
Net income (loss)	346.4	(399.3)	428.2	80.0
Net (income) loss attributable to noncontrolling interests	(3.6)	(3.5)	(7.4)	(2.0)
Net income (loss) attributable to MCBC	$342.8	$(402.8)	$420.8	$78.0

Basic net income (loss) attributable to MCBC per share:	$1.58	$(1.86)	$1.94	$0.36
Diluted net income (loss) attributable to MCBC per share:	$1.58	$(1.86)	$1.94	$0.36

Weighted average shares - basic	216.9	216.6	216.8	216.6
Weighted average shares - diluted	217.0	216.6	217.0	216.9

Dividends per share	$—	$0.57	$0.57	$1.39

Balance Sheets - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, except par value) (Unaudited)	As of
	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$731.3	$523.4
Accounts receivable, net	694.2	714.8
Other receivables, net	123.1	105.5
Inventories, net	657.7	615.9
Other current assets, net	434.2	224.8
Total current assets	2,640.5	2,184.4
Properties, net	4,180.1	4,546.5
Goodwill	7,624.1	7,631.4
Other intangibles, net	13,410.4	13,656.0
Other assets	820.2	841.5
Total assets	$28,675.3	$28,859.8
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$3,068.4	$2,767.3
Current portion of long-term debt and short-term borrowings	1,242.1	928.2
Total current liabilities	4,310.5	3,695.5
Long-term debt	7,129.5	8,109.5
Pension and postretirement benefits	691.5	716.6
Deferred tax liabilities	2,276.0	2,258.6
Other liabilities	492.2	406.5
Total liabilities	14,899.7	15,186.7
Molson Coors Beverage Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 209.8 shares and 205.7 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.3	102.5
Class B exchangeable shares, no par value (issued and outstanding: 11.1 shares and 14.8 shares, respectively)	417.8	557.8
Paid-in capital	6,931.3	6,773.6
Retained earnings	7,914.0	7,617.0
Accumulated other comprehensive income (loss)	(1,383.4)	(1,162.2)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	13,512.7	13,419.4
Noncontrolling interests	262.9	253.7
Total equity	13,775.6	13,673.1
Total liabilities and equity	$28,675.3	$28,859.8

Cash Flow Statements - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions) (Unaudited)	Nine Months Ended
	September 30, 2020	September 30, 2019
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$428.2	$80.0
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	714.9	641.4
Amortization of debt issuance costs and discounts	6.3	11.2
Share-based compensation	18.0	7.5
(Gain) loss on sale or impairment of properties and other assets, net	39.8	630.6
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(25.9)	16.2
Income tax (benefit) expense	265.2	193.3
Income tax (paid) received	(75.7)	(50.3)
Interest expense, excluding interest amortization	202.5	207.0
Interest paid	(236.1)	(249.5)
Change in current assets and liabilities and other	156.0	(199.2)
Net cash provided by (used in) operating activities	1,493.2	1,288.2
Cash flows from investing activities:
Additions to properties	(456.4)	(457.3)
Proceeds from sales of properties and other assets	4.6	101.0
Other	0.5	37.3
Net cash provided by (used in) investing activities	(451.3)	(319.0)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	4.0	1.5
Dividends paid	(125.3)	(300.9)
Payments on debt and borrowings	(913.5)	(1,575.9)
Proceeds on debt and borrowings	1.5	—
Net proceeds from (payments on) revolving credit facilities and commercial paper	224.6	262.9
Change in overdraft balances and other	(32.6)	(1.2)
Net cash provided by (used in) financing activities	(841.3)	(1,613.6)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	200.6	(644.4)
Effect of foreign exchange rate changes on cash and cash equivalents	7.3	(3.3)
Balance at beginning of year	523.4	1,057.9
Balance at end of period	$731.3	$410.2

Summarized Segment Results ($ in millions) (Unaudited)
North America	Q3 2020	Q3 2019(1)	Reported Change	FX Impact	Constant Currency Change	YTD 2020	YTD 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume(2)(3)	17.329	18.050	(4.0)%			49.433	52.972	(6.7)%
Net sales(3)	$2,252.3	$2,274.3	(1.0)%	$(3.5)	(0.8)%	$6,242.2	$6,607.5	(5.5)%	$(16.7)	(5.3)%
COGS(3)	(1,304.4)	(1,322.3)	(1.4)%			(3,738.8)	(3,896.2)	(4.0)%
MG&A	(517.3)	(552.9)	(6.4)%			(1,439.1)	(1,674.9)	(14.1)%
Pretax income (loss)	$400.8	$(287.4)	N/M	$(0.5)	N/M	$888.5	$407.0	118.3%	$(1.8)	118.7%
Underlying EBITDA	$581.5	$568.2	2.3%	$(0.7)	2.5%	$1,582.0	$1,540.4	2.7%	$(4.2)	3.0%

Europe	Q3 2020	Q3 2019(1)	Reported Change	FX Impact	Constant Currency Change	YTD 2020	YTD 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume(2)(3)	6.478	7.020	(7.7)%			15.443	18.066	(14.5)%
Net sales(3)	$504.1	$574.0	(12.2)%	$18.1	(15.3)%	$1,128.8	$1,503.8	(24.9)%	$(1.7)	(24.8)%
COGS(3)	(313.9)	(354.9)	(11.6)%			(783.8)	(968.1)	(19.0)%
MG&A	(117.2)	(137.3)	(14.6)%			(349.6)	(440.2)	(20.6)%
Pretax income (loss)	$40.9	$52.9	(22.7)%	$—	(22.7)%	$(46.9)	$57.9	N/M	$4.0	N/M
Underlying EBITDA	$120.4	$126.9	(5.1)%	$3.7	(8.0)%	$147.3	$235.3	(37.4)%	$3.3	(38.8)%

Unallocated & Eliminations	Q3 2020	Q3 2019(1)	Reported Change	FX Impact	Constant Currency Change	YTD 2020	YTD 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume	(0.018)	(0.026)	(30.8)%			(0.073)	(0.082)	(11.0)%
Net Sales	$(2.9)	$(6.7)	(56.7)%			$(11.3)	$(18.1)	(37.6)%
COGS(3)	67.3	(8.2)	N/M			36.0	6.1	N/M
Pretax income (loss)	$8.7	$(74.1)	N/M	$3.3	N/M	$(148.2)	$(191.6)	(22.7)%	$5.6	(19.7)%
Underlying EBITDA	$10.6	$7.5	41.3%	$3.1	—%	$27.7	$25.2	9.9%	$4.8	(9.1)%

Consolidated	Q3 2020	Q3 2019(1)	Reported Change	FX Impact	Constant Currency Change	YTD 2020	YTD 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume(2)	23.789	25.044	(5.0)%			64.803	70.956	(8.7)%
Net sales	$2,753.5	$2,841.6	(3.1)%	$14.6	(3.6)%	$7,359.7	$8,093.2	(9.1)%	$(18.4)	(8.8)%
COGS	(1,551.0)	(1,685.4)	(8.0)%			(4,486.6)	(4,858.2)	(7.6)%
MG&A	(634.5)	(690.2)	(8.1)%			(1,788.7)	(2,115.1)	(15.4)%
Pretax income (loss)	$450.4	$(308.6)	N/M	$2.8	N/M	$693.4	$273.3	153.7%	$7.8	150.9%
Underlying EBITDA	$712.5	$702.6	1.4%	$6.1	0.5%	$1,757.0	$1,800.9	(2.4)%	$3.9	(2.7)%

N/M = Not meaningful

(1)

Quarterly and year-to-date 2019 segment financial information has been recast to reflect the segment changes as part of the revitalization plan. Please see 2019 segment recast by quarter on the Investor Relations section of our website.

(2)

Financial volume in hectoliters for North America and Europe excludes royalty volume of 0.584 million hectoliters and 0.532 million hectoliters for the three months ended September 30, 2020, respectively, and excludes royalty volume of 0.632 million hectoliters and 0.537 million hectoliters for three months ended September 30, 2019, respectively. Financial volume in hectoliters for North America and Europe excludes royalty volume of 1.387 million hectoliters and 1.281 million hectoliters for the nine months ended September 30, 2020, respectively, and excludes royalty volume of 1.550 million hectoliters and 1.396 million hectoliters for nine months ended September 30, 2019, respectively.

(3)

Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals. The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

Worldwide Brand and Financial Volume
(In millions of hectoliters) (Unaudited)	Three Months Ended
	September 30, 2020	September 30, 2019	Change
Financial Volume	23.789	25.044	(5.0)%
Contract brewing and wholesaler volume	(1.739)	(1.986)	(12.4)%
Royalty volume	1.116	1.169	(4.5)%
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.211	0.441	(52.2)%
Total Worldwide Brand Volume	23.377	24.668	(5.2)%

Worldwide Brand Volume by Segment
North America	16.561	17.461	(5.2)%
Europe	6.816	7.207	(5.4)%
Total	23.377	24.668	(5.2)%

Worldwide brand volume (or "brand volume" when discussed by segment) reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends. Brand volumes presented for the U.S. segment are on a trading day adjusted basis as applicable.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS per hectoliter" (COGS adjusted for non-GAAP items divided by reported financial volume), "underlying MG&A," "underlying net income," "underlying income per diluted share," "underlying effective tax rate" and "underlying free cash flow" as well as net sales and pre-tax income in constant currency, among others, which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying EBITDA in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior-period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current-period results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period results.

Reconciliation to Nearest U.S. GAAP Measures
Underlying EBITDA
($ in millions) (Unaudited)	Three Months Ended
	September 30, 2020	September 30, 2019	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$342.8	$(402.8)	N/M
Add: Net income (loss) attributable to noncontrolling interests	3.6	3.5	2.9%
U.S. GAAP: Net income (loss)	346.4	(399.3)	N/M
Add: Interest expense (income), net	67.9	65.6	3.5%
Add: Income tax expense (benefit)	104.0	90.7	14.7%
Add: Depreciation and amortization	220.7	211.7	4.3%
Adjustments included in underlying income(1)	(8.8)	737.4	N/M
Adjustments to arrive at underlying EBITDA(2)	(17.7)	(3.5)	N/M
Underlying EBITDA	$712.5	$702.6	1.4%

($ in millions) (Unaudited)	Nine Months Ended
	September 30, 2020	September 30, 2019	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$420.8	$78.0	N/M
Add: Net income (loss) attributable to noncontrolling interests	7.4	2.0	N/M
U.S. GAAP: Net income (loss)	428.2	80.0	N/M
Add: Interest expense (income), net	206.5	204.5	1.0%
Add: Income tax expense (benefit)	265.2	193.3	37.2%
Add: Depreciation and amortization	714.9	641.4	11.5%
Adjustments included in underlying income(1)	249.8	701.8	(64.4)%
Adjustments to arrive at underlying EBITDA(2)	(107.6)	(20.1)	N/M
Underlying EBITDA	$1,757.0	$1,800.9	(2.4)%

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.
(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow
(In millions) (Unaudited)		Nine Months Ended
		September 30, 2020	September 30, 2019
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,493.2	$1,288.2
Less:	Additions to properties(1)	(456.4)	(457.3)
Add/Less:	Cash impact of special items(2)	72.2	29.0
Add/Less:	Cash impact of other non-core items(3)	51.3	24.9
Non-GAAP:	Underlying Free Cash Flow	$1,160.3	$884.8

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the nine months ended September 30, 2020 and September 30, 2019.
(3)

Included in net cash provided by (used in) operating activities and primarily reflects costs paid for on-premise keg sales returns and "thank you" pay for certain essential North America brewery employees for the nine months ended September 30, 2020, and integration costs paid associated with the acquisition of 58% of MillerCoors, LLC, and the Miller International business for the nine months ended September 30, 2019.

Reconciliation by Line Item
Third Quarter 2020	Three Months Ended September 30, 2020
(In millions, except per share data) (Unaudited)	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$2,753.5	$(1,551.0)	$(634.5)	$508.3	$2.4	$342.8	$1.58
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	8.9	—	8.9	0.04
Impairments or asset abandonment charges	—	—	—	50.7	—	50.7	0.24
Termination fees and other (gains) losses		—	—	0.1	—	0.1	—
Non-Core items
On-premise keg sales returns and inventory obsolescence reserves(1)	(0.7)	(4.2)	—	(4.9)	—	(4.9)	(0.02)
Unrealized mark-to-market (gains) losses	—	(64.4)	—	(64.4)	—	(64.4)	(0.30)
Other non-core items	—	—	0.1	0.1	0.7	0.8	—
Total Special and Other Non-Core items	$(0.7)	$(68.6)	$0.1	$(9.5)	$0.7	$(8.8)	$(0.04)
Tax effects on special and non-GAAP items	—	—	—	—	—	16.8	0.08
Underlying (Non-GAAP)	$2,752.8	$(1,619.6)	$(634.4)	$498.8	$3.1	$350.8	$1.62

(1)

Includes estimated keg sales returns and estimated finished goods obsolescence reserves and costs related to the on-premise impacts resulting from the coronavirus pandemic. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

YTD Third Quarter 2020	Nine Months Ended September 30, 2020
(In millions, except per share data) (Unaudited)	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$7,359.7	$(4,486.6)	$(1,788.7)	$873.8	$3.4	$420.8	$1.94
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	61.8	—	61.8	0.28
Impairments or asset abandonment charges	—	—	—	148.7	—	148.7	0.69
Termination fees and other (gains) losses	—	—	—	0.1	—	0.1	—
Non-Core items
On-premise keg sales returns and inventory obsolescence reserves(1)	31.1	12.6	—	43.7	—	43.7	0.20
Temporary "thank you" pay(1)	—	15.5	—	15.5	—	15.5	0.07
Unrealized mark-to-market (gains) losses	—	(24.7)	—	(24.7)	—	(24.7)	(0.11)
Other non-core items	—	0.3	2.2	2.5	2.1	4.6	0.02
Non-core other pension and postretirement benefits (costs), net	—	—	—	—	0.1	0.1	—
Total Special and Other Non-Core items	$31.1	$3.7	$2.2	$247.6	$2.2	$249.8	$1.15
Tax effects on special and non-GAAP items	—	—	—	—	—	94.5	0.44
Underlying (Non-GAAP)	$7,390.8	$(4,482.9)	$(1,786.5)	$1,121.4	$5.6	$765.1	$3.53

(1)

Includes estimated keg sales returns and estimated finished goods obsolescence reserves and costs related to the on-premise impacts resulting from the coronavirus pandemic. Additionally, includes temporary "thank you" pay for certain essential North America brewery employees. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

Reconciliation to Underlying EBITDA by Segment
(In millions) (Unaudited)	Three Months Ended September 30, 2020
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$400.8	$40.9	$8.7	$450.4
Add/(less):
Net sales(1)	(5.5)	4.8	—	(0.7)
Cost of goods sold(1)(2)	(2.5)	(1.7)	(64.4)	(68.6)
Marketing, general & administrative	0.1	—	—	0.1
Special items, net(3)	29.3	30.4	—	59.7
Other income/expense non-core items	0.7	—	—	0.7
Total Special and other Non-Core items	$22.1	$33.5	$(64.4)	$(8.8)
Underlying pretax income (loss)	$422.9	$74.4	$(55.7)	$441.6
Interest expense (income), net	0.3	1.3	66.3	67.9
Depreciation and amortization	176.0	44.7	—	220.7
Adjustments to arrive at underlying EBITDA(4)	(17.7)	—	—	(17.7)
Underlying EBITDA	$581.5	$120.4	$10.6	$712.5

(In millions) (Unaudited)	Nine Months Ended September 30, 2020
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$888.5	$(46.9)	$(148.2)	$693.4
Add/(less):
Net sales(1)	14.1	17.0	—	31.1
Cost of goods sold(1)(2)	25.5	2.9	(24.7)	3.7
Marketing, general & administrative	2.2	—	—	2.2
Special items, net(3)	172.5	38.1	—	210.6
Other income/expense non-core items	2.1	—	0.1	2.2
Total Special and other Non-Core items	$216.4	$58.0	$(24.6)	$249.8
Underlying pretax income (loss)	$1,104.9	$11.1	$(172.8)	$943.2
Interest expense (income), net	2.0	4.0	200.5	206.5
Depreciation and amortization	582.7	132.2	—	714.9
Adjustments to arrive at underlying EBITDA(4)	(107.6)	—	—	(107.6)
Underlying EBITDA	$1,582.0	$147.3	$27.7	$1,757.0

(1)

Includes estimated keg sales returns and estimated finished goods obsolescence reserves and costs related to the on-premise impacts resulting from the coronavirus pandemic. Additionally, for the nine months ended September 30, 2020, includes temporary "thank you" pay for certain essential North America brewery employees. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

(2)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and nine months ended September 30, 2020, includes accelerated depreciation in excess of normal depreciation of $17.7 million and $107.6 million, respectively. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(4)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

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